Exhibit 99.2

KBL Merger Corp. IV Announces Closing of Underwriters’ Over-Allotment Option in Full in Connection with its Initial Public Offering and Separate Trading of its Common Stock, Rights and Warrants, Commencing June 27, 2017

Newark, DE – June 23, 2017 – KBL Merger Corp. IV (the “Company”) (NASDAQ: KBLMU), a blank check company led by Marlene Krauss, M.D., announced today the closing of the issuance of an additional 1,500,000 units pursuant to the exercise of the underwriters’ over-allotment option in full in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $15,000,000 to the Company and bringing the total gross proceeds of the initial public offering to $115,000,000.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is focused on searching for a target business in the healthcare and related wellness industry.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), B. Riley & Co. and FBR acted as joint book-running managers, Chardan acted as lead manager and I-Bankers Securities, Inc. acted as co-manager for the offering. The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Ladenburg Thalmann & Co. Inc., Attn: Syndicate Department, 277 Park Ave., 26th Floor, New York, NY 10172, telephone number: 1-800-573-2541, e-mail: prospectus@ladenburg.com.

Commencing on June 27, 2017, the holders of the units sold in the Company’s initial public offering may elect to separately trade the common stock, rights and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Units that are not separated will continue to trade on The NASDAQ Capital Market (“NASDAQ”) under the symbol “KBLMU.” The common stock, the rights and the warrants that are separated will trade on NASDAQ under the symbols “KBLM,” “KBLMR” and “KBLMW,” respectively.

A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 1, 2017.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

KBL Merger Corp. IV

Leslie Hwang

(212) 319-5555

https://kblmerger.com/